UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2005

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On January 31, 2005, Marty Yudkovitz resigned as President of our Company. In connection with the resignation, we entered into a General Release and Separation Agreement with Mr. Yudkovitz. Under the General Release and Separation Agreement, we will provide severance benefits to Mr. Yudkovitz consisting of his current salary and benefits for twelve months. He will also receive his yearly and milestone bonuses amounting to a cash payment of $205,000 and the remaining installment payment of his sign-on bonus equaling $18,750. He will also be vested in up to 150,000 previously granted stock options and have the right to exercise them for a period of 90 days in accordance with our 1999 Equity Incentive Plan. Additionally, he will become vested and have the right to exercise 247,905 previously granted stock options for a period of 90 days from February 28, 2005. In exchange for these benefits, Mr. Yudkovitz has released and waived claims he might have against us and will remain with TiVo in a consulting capacity for a period of time.

The foregoing description of Mr. Yudkovitz’s General Release and Separation Agreement is qualified in its entirety by reference to the provisions of the General Release and Separation Agreement that will be filed as an exhibit with the Company’s Form 10-K for the year ending January 31, 2005.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On January 31, 2005, we announced that Marty Yudkovitz has resigned as President of the Company, effective today.

ITEM 9.01. Financial Statements and Exhibits.

(c) The following exhibits are included with this Report:

Exhibit No.	Description
99.1	Press release of TiVo Inc., dated February 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: February 1, 2005	By:	/s/ David H. Courtney
David H. Courtney
Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of TiVo Inc., dated February 1, 2005.